Exhibit 99.1

Natural Resource Partners L.P.
601 Jefferson St., Suite 3600, Houston, TX 77002

NEWS RELEASE

Natural Resource Partners Declares Fourth Quarter 2013 Cash

Distribution and Announces Guidance and Management Outlook for 2014

HOUSTON, Jan. 9, 2014 /PRNewswire/ — Natural Resource Partners L.P. (NYSE: NRP) announced today that the Board of Directors of its general partner has declared a fourth quarter 2013 distribution of $0.35 per unit for NRP. The distribution will be paid on January 31, 2014 to unitholders of record on January 21, 2014. The distribution declared today represents a $0.20 (36%) decrease over the distribution declared and paid with respect to the third quarter of 2013.

NRP believes that the distribution decrease announced today will enable the partnership to reduce its debt while preserving its liquidity to pursue accretive acquisitions. NRP remains committed to its strategy to diversify its asset base and completed over $350 million of non-coal-related acquisitions in 2013. Based on the 2014 guidance included below and an annualized distribution at the quarterly distribution rate declared today, NRP expects that its distribution coverage ratio for 2014 will be between 1.24x and 1.47x. In addition, NRP’s debt ratios are well within the covenants required under its credit agreements, and NRP does not expect any covenant compliance issues over the next year.

Affirmation of 2013 Guidance and Discussion of Fourth Quarter 2013 Distribution

Based on preliminary estimates for the quarter ended December 31, 2013, management anticipates that NRP’s full year 2013 results will be within the previously issued guidance ranges. NRP’s diversification into soda ash and oil and gas largely offset the decline in coal-related revenues in 2013. However, the coal markets continue to be uncertain, and prices for both steam and metallurgical coal continue to be depressed. With the expectation that the challenges that have affected the coal markets over the last two years will continue through at least 2014, and despite NRP’s solid operating and financial performance in 2013, the Board of Directors has decided to lower NRP’s quarterly distribution to a level that it expects can be sustained until the coal markets recover. All actual future distributions will be determined, declared and paid in the discretion of the Board of Directors.

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“We did not see the recovery in the coal markets that we thought might occur over the course of 2013, but instead the markets weakened,” said Nick Carter, NRP’s President and Chief Operating Officer. “As we approached the end of the fourth quarter, we gained more clarity on our lessees’ operating plans for 2014. Based on the information received from our lessees, we determined that our forecast for 2014 coal-related revenues, and as a result, distributable cash flow, will be significantly lower than our previous estimates. This led NRP’s management to recommend a distribution reduction to the Board of Directors.”

Liquidity and Diversification Strategy

At December 31, 2013, NRP had approximately $390 million of liquidity, with $93 million in cash, $280 million available for borrowing under NRP (Operating) LLC’s $300 million revolving credit facility and the full $16 million available for borrowing under the NRP Oil and Gas LLC revolving credit facility. Other than $81 million in principal repayments due each year for the next several years on NRP Operating’s senior notes, NRP does not have any debt maturing until 2016, and NRP expects no covenant compliance issues over the next year.

“I believe that the Board’s decision to reduce the distribution is in the best interest of NRP and its unitholders,” said Corbin J. Robertson, Jr., NRP’s Chairman and Chief Executive Officer. “The resulting financial flexibility will enable NRP to continue to pursue its diversification efforts to create value for its unitholders.”

2014 Guidance

Following is a table containing NRP’s guidance for 2014. As a result of lower expected pricing and production volumes, coal royalty revenues are projected to decrease by $28 million as compared to the 2013 guidance range. The reduced coal royalty revenues, together with increased interest expense related to NRP’s 9 1⁄8% senior notes issued in September, result in a substantial decrease in projected distributable cash flow as compared to projected distributable cash flow for 2013 (excluding the $44.8 million special distribution received from OCI Wyoming in July).

	2014 Guidance
	(Range) (in millions except per unit)
Coal-related revenues(1)	$205.0	—	$230.0
Coal royalty revenues	$175.0	—	$195.0
Coal production (mm tons)	43.0	—	50.0
Aggregates and industrial minerals revenues	47.0	—	52.0
Oil and gas revenues	37.0	—	41.0
Total revenues	$305.0	—	$340.0
Distributable cash flow	$195.0	—	$230.0
Net income per unit	$1.10	—	$1.30

(1)	Includes coal royalty revenues, coal lease minimums recognized as revenues, coal overriding royalties, wheelage fees and coal-related processing and transportation fees.

Company Profile

Natural Resource Partners L.P. is a master limited partnership headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is principally engaged in the business of owning and managing mineral reserve properties. NRP owns interests in coal, aggregates and industrial minerals and oil and gas across the United States that generate royalty and other income for the partnership.

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Forward-Looking Statements

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include statements about 2013 and 2014 guidance and future distribution levels. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal, hydrocarbons, aggregates and industrial minerals; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measure

Forecasted distributable cash flow represents net income plus depreciation, depletion and amortization, the return on direct financing lease and contractual override and minimums anticipated to be received in excess of revenues. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to net income or cash flows from operating, investing or financing activities. Distributable cash flow may not be calculated the same for NRP as other companies.

Withholding Information for Foreign Investors

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of NRP’s distributions to foreign investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, NRP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable rate.

For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.

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